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                                                                      EXHIBIT 11

                               CRYSTAL OIL COMPANY

             COMPUTATION OF EARNINGS PER COMMON SHARE (In Thousands
                       Except Share and Per Share Amounts)

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                                              YEAR ENDED DECEMBER 31
                                   -------------------------------------------
                                       1997            1996              1995
                                   -----------      -----------      --------
Earnings per common share:
  Net income                       $     2,080      $     2,473      $     1,404
                                   ===========      ===========      ===========

  Weighted average of common
    shares outstanding               2,666,135        2,661,863        2,629,011
                                   ===========      ===========      ===========

  Earnings per common share        $       .78      $       .93      $       .53
                                   ===========      ===========      ===========


Assuming dilution
  Income from operations           $     2,080      $     2,473      $     1,404
  Adjustments to income (net
    of income tax)                           -                -                -
                                   -----------      -----------      -----------
    Adjusted net income            $     2,080      $     2,473      $     1,404
                                   ===========      ===========      ===========

  Weighted average of common
    and common equivalent shares:
      Outstanding                    2,666,135        2,661,863        2,629,011
      Assuming conversion or
      exercise of:
        Stock options, net of
          treasury shares               38,392           32,373           41,198
        Senior preferred stock          33,274           33,274           33,274
                                   -----------      -----------      -----------
                                     2,737,801        2,727,510        2,703,483
                                   ===========      ===========      ===========


    Earnings per common share -
      assuming dilution            $       .76      $       .91      $       .52
                                   ===========      ===========      ===========

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